Employment Agreement


A. This agreement (hereinafter referred to as "Agreement") is between Access Power (hereinafter referred to as the "Company") and Howard Kaskel (the "Employee").

B. A base salary of $6,000 per month will be paid to Employee to provide CFO services to the Company on a part-time (three days per week) basis. Additional days will be paid at the rate of $500 per day.

C.   The title of the Employee will be Chief Financial Officer.

D. Employee will be reimbursed for mileage at $.32 a mile from Lake Mary, Florida to Ponte Vedra Beach and return.

E. The Company will provide hotel accommodations (or other suitable temporary living quarters) and meals when Employee is in Ponte Vedra Beach providing services to the Company.

F. The Company will pay the Employee consistent with the timing and method of paying other members of management. Appropriate federal taxes will be withheld from payments made to the Employee.

G. Employee's salary in the first and last month of employment will be prorated if the employee works less than four weeks in such months.

H. Employee elects not to participate in any employee benefit programs unless specifically set forth in this Agreement or approved by both parties in writing.

I. Employee will earn vacation and observe holidays in accordance with the Company's policy.

J. The Company acknowledges that the Employee works under the exclusive legal authority and management of the Company and not Tatum CFO Partners, LLP.

K. The Company agrees to indemnify Employee in his duties as an Employee and as Chief Financial Officer to the extent permitted by governing law. The Company shall pay for or reimburse the reasonable expenses incurred by Employee if he is a party to any proceeding arising out of his being an Employee or the Chief Financial Officer of the Company, as long as the Employee has acted in good faith and with reasonable care in carrying out his duties as an Employee and as Chief Financial Officer.

L. The Employee agrees that any proprietary information gained while engaged/employed will only be used to further the mission of the Company. Hence, such information will otherwise be kept in strict confidence both during and after employment by the Company.

M. The Company may terminate this Agreement with thirty (30) days written notice with all payments required pursuant to this agreement to be paid on or before the termination date.

I have read and understand the scope of services and fees described in this Agreement and the enclosed Proposal. I hereby agree to the terms of this Agreement with respect to Howard Kaskel.

      Access Power                                Employee


/s/ Glenn Smith            July 1, 1998     /s/ Howard Kaskel      July 1, 1998
    Glenn Smith, CEO          Date              Howard Kaskel           Date